Exhibit B-4

                         AMENDMENT TO PURCHASE AGREEMENT
                  BY AND AMONG DELMARVA POWER & LIGHT COMPANY,
            PECO ENERGY COMPANY, PSEG POWER LLC AND PSEG NUCLEAR LLC


          This AMENDMENT dated as of October 3, 2000 (this "Amendment"), by and among Delmarva Power & Light Company, a Delaware and Virginia Corporation ("DP&L" or "Seller"), PECO Energy Company, a Pennsylvania corporation ("PECO"), PSEG Power LLC, a Delaware limited liability company ("PSEG Power"), and PSEG Nuclear LLC, a Delaware limited liability company ("PSEG Nuclear" and, together with PSEG Power and PECO, "Buyers"), amends in certain aspects the Purchase Agreement dated as of September 27, 1999 (the "Purchase Agreement") by and among PECO, PSEG Power and Seller, which was assigned by PSEG Power to its wholly-owned subsidiary, PSEG Nuclear LLC on May 12, 2000, with respect to the sale and purchase of certain undivided tenant in common interests in the Peach Bottom Atomic Power Station. DP&L, PECO, PSEG Power and PSEG Nuclear are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms used herein but not defined shall have the meanings given to such terms in the Purchase Agreement.

          WHEREAS, DP&L, PECO and PSEG Power have entered into the Purchase Agreement pursuant to which DP&L agreed to sell to each of PECO and PSEG Power one-half of DP&L's interest in the Peach Bottom Atomic Power Station Station; and

          WHEREAS, the parties to the Purchase Agreement have experienced unanticipated delays in the Closing of the transactions contemplated by such Purchase Agreement; and

          WHEREAS, the Purchase Agreement may be terminated by either Buyers or Seller at any time prior to the Closing and after the first anniversary of the Purchase Agreement (the "Termination Date"); and

          WHEREAS, pursuant to the Purchase Agreements, PSEG Power assigned its rights, duties and interest thereunder to PSEG Nuclear; and

          WHEREAS, the Parties desire to amend the Purchase Agreement, among other reasons, to extend the Termination Date.

          NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth herein, and in consideration of the agreement of the Parties, including certain Affiliates of PSEG Power, to enter into the Wholesale Transaction Confirmation, dated the date hereof, for a term commencing October 7, 2000, and intending to be legally bound hereby, the Parties hereby agree to amend the Purchase Agreement as follows:

1. Section 3.11 of the Purchase Agreement is hereby amended by deleting such Section in its entirety.

2. Section 7.7 of the Purchase Agreement is hereby amended to read in its entirety:

     "Risk of Loss.
      ------------

          (a) From September 27, 1999 through (but not including) October 7, 2000, all risk of loss or damage to the assets or properties included in the Purchased Assets (other than the Decommissioning Funds) shall be borne by Seller. Notwithstanding any provision hereof to the contrary, if, prior to October 7, 2000, all or any portion of the Purchased Assets is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated or (ii) damaged or destroyed by fire or other casualty, Seller shall notify Buyers promptly in writing of such fact, and (x) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to PECO, to the extent of the PECO Interest, and to PSEG, to the extent of the PSEG Interest, at the Closing and (y) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefor (and pay the amount of any deductible and/or self-insured amount in respect of such casualty) to PECO, to the extent of the PECO Interest, and to PSEG, to the extent of the PSEG Interest, at the Closing. Notwithstanding the foregoing, if such condemnation, taking, damage, destruction or other casualty results in a Material Adverse Effect, Buyers and Seller shall negotiate to settle the loss resulting from such condemnation, taking, damage, destruction or other casualty (and such negotiation shall include the negotiation of a fair and equitable reduction of the Purchase Price). If no such settlement can be agreed upon within sixty (60) days after Seller has notified Buyers of such casualty or loss, then PECO and PSEG, on the one hand, or Seller on the other hand, may terminate this Agreement pursuant to Section 10.1(h).

          (b) From and after October 7, 2000 through (but not including) the Closing Date, all risk of loss or damage to the assets or properties included in the Purchased Assets (other than (i) any condemnation or taking by eminent domain, of the Purchased Assets or (ii) an event or occurrence which arises out of or relates to the Assumed Decommissioning Liabilities) shall be borne by PECO, to the extent of the PECO Interest and PSEG, to the extent of the PSEG Interest. From and after October 7, 2000 through (but not including) the Closing Date, all risk of loss or damage to the assets or properties included in the Purchased Assets which arises out of or relates to (i) any condemnation or taking by eminent domain of the Purchased Assets or (ii) the Assumed Decommissioning Liabilities shall be borne by Seller.

          If, on or after October 7, 2000 and before the Closing Date, all or any portion of the Purchased Assets is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated or (ii) damaged or destroyed by fire or other casualty, Seller shall notify Buyers promptly in writing of such fact. In the case of a fire or other casualty, Seller shall assign the insurance proceeds therefor to PECO, to the extent of the PECO Interest, and to PSEG, to the extent of the PSEG Interest, at the earlier of the Closing or the receipt of such proceeds.

          Buyers shall not have the right to terminate this Agreement pursuant to Section 10.1(h) in the event such, damage, destruction or other casualty (other than (i) any condemnation or taking by eminent domain, of the Purchased Assets or (ii) an event or occurrence which arises out of or relates to the Assumed Decommissioning Liabilities) results in a Material Adverse Effect. In the event of (i) any condemnation or taking by eminent domain of the Purchased Assets or (ii) an event or occurrence which arises out of or relates to the Assumed Decommissioning Liabilities, in each case, which results in a Material Adverse Effect, Buyers and Seller shall negotiate to settle the loss resulting from such event (and such negotiation shall include the negotiation of a fair and equitable reduction of the Purchase Price). If no such settlement can be agreed upon within sixty (60) days after Seller has notified Buyers of such event, then PECO and PSEG, on the one hand, or Seller on the other hand, may terminate this Agreement pursuant to Section 10.1(h).

     (c) Notwithstanding anything in this Section 7.7 to the contrary, if the Purchase Agreement terminates prior to the Closing, the risk of loss shall be borne by Seller as provided for in Section 10.2, and, pursuant to the Transaction Confirmation "Price" Sections (2) and (3), Seller shall reimburse Buyers for any capital expenditures paid by Buyers for Seller's respective share of Peach Bottom."

3. Section 8.2(g) of the Purchase Agreement is hereby amended by deleting such Section in its entirety.

4. Section 8.2(h) of the Purchase Agreement is hereby amended to read in its entirety:

          "There shall not have occurred and be continuing a Material Adverse Effect, provided that Buyers shall be obligated to consummate the transactions contemplated hereby if such Material Adverse Effect arises out of or relates to any of the Assumed Liabilities and arises out of or relates to events or occurrences on or after October 7, 2000."

5. Section 8.3(g) of the Purchase Agreement is hereby amended by deleting such Section in its entirety.

6. Section 8.3(h) of the Purchase Agreement is hereby amended to read in its entirety:

     "There shall not have occurred and be continuing a Material Adverse Effect, provided that Buyers shall be obligated to consummate the transactions contemplated hereby if such Material Adverse Effect arises out of or relates to any of the Assumed Liabilities and arises out of or relates to events or occurrences on or after October 7, 2000."

7. Section 8.4(j) of the Purchase Agreement is hereby amended by deleting such Section in its entirety

8. Section 8.4(k) of the Purchase Agreement is hereby amended to read in its entirety:

          "Seller shall have received a private letter ruling issued by the Internal Revenue Service to the effect that Seller will be allowed current ordinary deductions for federal income tax purposes for any amounts treated as realized by Seller, or otherwise recognized as income to Seller, as a result of Buyers' assumption of the Assumed Decommissioning Liabilities, provided, however that if the PECO Restructuring shall have occurred prior to the Closing, the condition set forth in this Section 8.4(k) shall be satisfied only if such private letter ruling contemplates and, accurately sets forth as factual matters in a manner reasonably satisfactory to Seller (i) that the Closing and the closing of the Collateral Agreement will occur at different times and are independent of each other and (ii) that the PECO Restructuring has occurred."

9. Section 10.1(b)(iii) of the Purchase Agreement is hereby amended to read in its entirety:

               "(iii) at any time after September 26, 2001, 11:59 a.m., New York City time, if the Closing shall not have occurred on or before such date (the "Termination Date")."

10. Section 10.1(h) of the Purchase Agreement is hereby amended to read in its entirety:

               "This Agreement may be terminated by Seller, on the one hand (subject to Seller's obligation to comply with Section 7.7(c) after such termination), or PECO and PSEG acting together, on the other hand, upon written notice to the other Party, in accordance with the provisions of Section 7.7(a) or 7.7(b), as the case may be, provided that the Party seeking to so terminate shall have complied in all material respects with its obligations under Section 7.7(a) or 7.7(b)."

11. Section 11.9(b)(A) of the Purchase Agreement is hereby amended to read in its entirety:

          "impair or materially delay the consummation of the transactions contemplated hereby, it being acknowledged and agreed to by the Seller and Buyers that the assignment, transfer, pledge, conveyance or disposition pursuant to Section 11.9(b) by PECO to an affiliate of PECO ("GENCO"), (the "PECO Restructuring") shall not be deemed to impair or materially delay the consummation of the transactions contemplated hereby, or"

12. Section 11.2 of the Purchase Agreement is hereby amended to read in its entirety:

          Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses, including the fees and commissions referred to in
          Section 11.3. During the first year after the date of this Agreement, in no event shall Seller bear or be liable for the payment of any costs, fees or expenses (other than attorneys' fees and expenses and the fees and commissions referred to in Section 11.3) incurred by Seller to obtain any approval of FERC or the NRC Approvals included among the PECO Required Regulatory Approvals, PSEG Required Regulatory Approvals, or Seller's Required Regulatory Approvals, or to transfer the Decommissioning Funds to Buyer at the Closing, to the extent that the aggregate amount of such costs, fees and expenses exceeds, together with all such costs, fees and expenses which Seller bears or is liable for under the Collateral Agreement, $200,000; and Buyers shall equally bear and be liable to the extent of such excess. After September 27, 2000, subject to Sections 7.9(a) and (b), all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.

13. The Parties agree that Exhibit A to the Purchase Agreement (Amendment to Owners Agreement) shall be amended at the Closing, in form and substance mutually satisfactory to the Parties, to give effect to the transactions contemplated by the Transaction Confirmation (as defined below) and this Amendment.

14. Subject to the terms and conditions of this Amendment, each Party shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to effect the separate Closing of the Purchase Agreement and the Collateral Agreement as soon as practicable. Such actions shall include, without limitation, each Party using its Commercially Reasonable Efforts to ensure the separate satisfaction of the conditions precedent to its obligations under the Purchase Agreement and the Collateral Agreement, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order separately to consummate the transactions contemplated by the Purchase Agreement and the Collateral Agreement. No Party shall, without the prior written consent of the other Parties, take or fail to take any other action, which would reasonably be expected to prevent or materially impede, interfere with or delay the separate Closing of the Purchase Agreement or the Collateral Agreement; provided that the good faith exercise of any approval rights or discretion provided for in the Purchase Agreement and the Collateral Agreement shall not be deemed in violation of the requirements of this Section 14.

15. Reference is made to that certain Wholesale Transaction Confirmation of even date herewith, a copy of which is attached as Annex I hereto (the "Transaction Confirmation"). The responsibility for the payment, performance and discharge of all liabilities and obligations in respect of nuclear fuel supplies, operation and maintenance costs and capital expenditures, and allocation of responsibility for other liabilities and obligations, set forth in the Transaction Confirmation shall be governed by the Transaction Confirmation, notwithstanding any provision of the Purchase Agreement (including, without limitation, Sections 3.7 and 7.1 of the Purchase Agreement), as amended hereby, or the Owners Agreement to the contrary.

16. Except as herein modified or as modified by the Transaction Confirmation, the terms and conditions of the Purchase Agreement shall remain unmodified and shall remain in full force and effect and are hereby ratified and confirmed. This Amendment shall be construed as one with the Purchase Agreement, and the Purchase Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

17. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies.

18. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

DELMARVA POWER & LIGHT COMPANY


By:     _____________________________

Name:   _____________________________

Title:  _____________________________


PECO ENERGY COMPANY


By:     _____________________________

Name:   _____________________________

Title:  _____________________________


PSEG POWER LLC


By:     _____________________________

Name:   _____________________________

Title:  _____________________________


PSEG NUCLEAR LLC


By:     _____________________________

Name:   _____________________________

Title:  _____________________________